EXHIBIT 10.25

                              CONSULTING AGREEMENT


This Agreement is made effective as of October 20, 1998 by and between IIP Voice Communications, Inc. of 10724 W. Ontario Place, Littleton, Colorado 80127, and International Investment Partners, Ltd, of Richmond Business Centre, North Brunswick St., Dublin 7, Ireland.

In this Agreement, the party who is contracting to receive services shall be referred to as "IPVoice", and the party who will be providing the services shall be referred to as "IIP".

IIP has a background in advising on financial matters in connection with becoming a publicly traded company through a 'reverse-merger' and is willing to provide services to IPVoice based on this background.

IPVoice desires to have services provided by IIP.

Therefore, the parties agree as follows:

1. DESCRIPTION OF SERVICES. Beginning on October 20, 1998, IIP will provide the following services (collectively, the "Services"): Advise IPVoice on raising up to $1.0m in private placement offering, assist generally with issues following the reverse merger, assist with market makers, lawyers, accountants, audits and general advise concerning IPVoice status as a p8ublic company. Advise and assist IPVoice with raising as further $2.0m, in order for IPVoice to execute it's business plan.

2. PERFORMANCE OF SERVICES. The manner in which the Services are to be performed and the specific hours to be worked by IIP shall be determined by IIP. IPVoice will rely on IIP to work as many hours as may be reasonably necessary to fulfill IIP's obligations under this Agreement.

3. PAYMENT. IPVoice will pay a fee to IIP for the services in the amount of $100,000.00 This fee shall be payable immediately for providing consultant services for assistance in preparing the business plan, stock option plans, officer compensation plans and other matters, This amount is to be paid in common stock of IPVoice, free of restrictive legend, at $0.10 per share.

4. ADDITIONAL COMPENSATION. In addition to the payments under the preceding paragraph, IPVoice will make payments to IIP of $250,000.00, for providing the public shell company and administrative activities associated with the reverse merger, payable in 133,760 shares of stock of IPVoice, free of restrictive legend at $0.10 per share and 106,240 shares of stock of IPVoice with restrictive legend at $0.10 per share.

         In addition to the foregoing, in recognition and payment for those services provided by IIP since March 1998, IPVoice shall provide IIP with a three year financial consultant contract, effective immediately, in which IIP or other designee, shall be entitled to a stock option plan for 1,600,000 (One Million Six Hundred Thousand) shares of common stock of IPVoice, to be issued free of restrictive legend at a cost of $0.6c (six Cents) per share, and 350,000 shares of restricted common

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         stock of IPVoice at a cost of $3.90 (three Dollars and Ninety cents)per share.  Such shares may be exercised at any time by IIP>

         Additionally, IIP shall invoice IPVoice a monthly basis (Terms net 30) as follows:

         Months 6-12 following the reverse merger:            $4000.00 monthly
         Months 13-24 following the reverse merger:           $6000.00 monthly
         Months 25-36 following the reverse merger:           $8000.00 monthly

         Upon execution of this agreement, IIP shall have the right and option in consideration of $100.00 paid to IPVoice simultaneously herewith, to purchase warrants in the company equal to 5% of the Company with full anti-dilution rights. The warrants shall be effective for a period of 5
         (five) years, and exercisable at a price of $1.00 per share.

         5. TERM/TERMINATION. This Agreement may be terminated by either party upon 90 days written notice to the other party.

         6. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

IF for IPVoice:            IP Voice Communications, Inc.
                           Barbara S. Will,  President
                           10724 W. Ontario Place
                           Littleton, Colorado 80127

IF for IIP:                International Investment Partners, Ltd
                           Harry McGinn, President
                           Richmond Business Centre, North Brunswick St.,
                           Dublin 7, Ireland

         Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

         8. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

         9. AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

         10. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

         11.WAIVER OF CONTRACTURAL RIGHT. The failure of either party to enforce

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         any provision of this  Agreement  shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

         12. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Nevada.

         Party receiving services:
                  IIP Voice Communications, Inc.



         By:      /s/ Barbara S. Will
         ----------------------------------
                  Barbara S. Will
                  President


         Part providing services:
                International Investment Partners, Ltd


         By:      /s/ Harry McGinn
         ----------------------------------
                  Harry McGinn
                  President



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